Exhibit 10.9

16 SOUTH PENNSYLVANIA   •   POST OFFICE BOX 754   •   OKLAHOMA CITY, OK U.S.A. 73101   •   PHONE 405-235-4546   •   FAX 405-236-1209

March 21, 1996

Dear Jack:

The Board of Directors of LSB Industries, Inc. (“LSB” or “the Company”) has considered and recognizes the long standing contribution that you have made to LSB and its subsidiaries as LSB’s founder, president and Chairman of the Board. We have considered and reviewed your invaluable contributions to the Company in these various roles and your future value to LSB. In recognition of your contributions and importance to the Company, it is our purpose and goal to encourage you to always make your services available to LSB. To that end, we have met and agree to the following Agreement (“Agreement”). If you accept these terms and agree to the following, please sign and return the enclosed copy of this letter.

WHEREAS the services, knowledge and contributions of Jack E. Golsen are considered of utmost value to LSB; and

WHEREAS, the Board of Directors desires to induce Jack E. Golsen to continue to make his services and knowledge available to LSB.

NOW, THEREFORE, LSB Industries, Inc. hereby agrees to provide the following compensation and benefits to Jack E. Golsen (“Golsen”) for the term set forth below:

1.

Term. This Agreement shall commence immediately and shall continue for three years (“the Initial Three Year Term”). At the end of the Initial Three Year Term, this Agreement shall automatically extend for an additional three year period (the “Second Three Year Term”) unless terminated by either party by the giving of written notice at least one (1) year prior to the

Jack E. Golsen

March 21, 1996

termination of the Initial Three Year Term. At the end of the Second Three Year Term, this Agreement shall automatically extend for an additional three year period unless terminated by either party by the giving of written notice at least one (1) year prior to the termination of the Second Three Year Term (the “Third Three Year Term”). The Initial Three Year Term, Second Three Year Term, and Third Three Year Term shall collectively be referred to as the “Term”.

2.	Position and Duties.

a.	The Company agrees to employ Golsen, and Golsen agrees to such employment, as an Executive Officer of the Company or such other position as is acceptable to Golsen in writing. For purposes of this Agreement, “Board Chairman” or “Chairman of the Executive Committee” shall be considered an Executive Officer. Golsen’s authority and duties shall be at least commensurate in all material respects with the most significant of those exercised by Golsen during the 12-month period immediately preceding the date of this Agreement. Golsen’s duties and services shall be performed at the location where he was employed by the Company immediately preceding the date of this Agreement or any other office or location satisfactory to Golsen.

b.	Excluding any periods of vacation and sick leave to which Golsen is entitled, Golsen agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary and consistent with Section 2.a. above, to discharge the responsibilities assigned to him hereunder, to use reasonable efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for Golsen to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutes, and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Golsen’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by Golsen prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement shall not thereafter be deemed to interfere with the performance of Golsen’s responsibilities to the Company.

Jack E. Golsen

March 21, 1996

3.	Compensation and Benefits.

a.	Base Salary. The Company shall pay to Golsen an annual base salary at his 1995 base rate of salary as such may be adjusted from time to time by the Compensation Committee of the Board of Directors of the Company, but such shall never be adjusted to an amount less than Golsen’s 1995 base salary (“Annual Base Salary”), payable in equal bi-weekly installments, less appropriate withholdings and deductions, in accordance with the Company’s customary payroll practices.

b.	Bonus. In addition to the Golsen’s Annual Base Salary, as adjusted, the Company shall pay to Golsen an annual bonus (“Bonus”) as may be determined by the Compensation Committee of the Board of Directors of LSB from time to time.

c.	Benefits.

(1)	Golsen shall be eligible for such employee benefits and participation in employee benefit plans as are generally made available to other employees of the Company, subject to the terms and conditions of such benefits and plans and as such benefits and plans may be changed by the Company from time to time in its sole discretion. Such benefits in existence as of the date hereof are as follows:

(a)	Group medical insurance coverage.

(b)	Group life insurance coverage.

(2)	In addition, Golsen shall be eligible to participate in and be provided the following individual benefits at a minimum:

(a)	Stock options as granted from time to time by the Company’s Board of Directors or the Stock Option Committee of the Board of Directors.

(b)	Death benefit package as set forth in the agreement between Golsen and the Company dated April 1, 1981 and amended March 1, 1993, as hereafter amended, modified or renewed.

Jack E. Golsen

March 21, 1996

(c)	Split dollar life insurance in an amount approved by the Compensation Committee of the Board of Directors of LSB, but no less than $3,000,000.

(d)	Severance Agreement, dated January 17, 1989, between Golsen and the Company, as amended, modified or renewed and attached hereto (the “Severance Agreement”), except that the Severance Agreement is hereby amended as follows:

i)	Subsection 1.2 of the Severance Agreement is hereby amended to read, in its entirety, as follows:

“1.2	The “Change of Control Period” is the period commencing on the date hereof and ending on the third anniversary of such; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof and each annual anniversary of such date, is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three (3) years from such Renewal Date, unless at least one (1) year prior to the Renewal Date the Company shall give notice that the change of Control Period shall not be so extended.”

ii)	Subsection 3.2 “Cause” of the Severance Agreement is hereby amended to read, in its entirety, as follows:

“3.2	Cause. The Company may terminate Golsen’s employment for “Cause”. For purposes of this Agreement, termination of Golsen’s employment by the Company for “Cause” shall mean termination for one of the following reasons:

“a.	the ultimate conviction (after all appeals have been decided) of Golsen of a felony involving moral turpitude by a federal or state court of competent jurisdiction; or

“b.	if Golsen’s serious willful gross misconduct or willful gross neglect of his duties as set forth herein has resulted in material damage to the Company and its subsidiaries, taken as a whole;

Jack E. Golsen

March 21, 1996

provided that (i) no action or failure to act by Golsen will constitute a reason for termination if Golsen believed in good faith that such action or failure to act was in the Company’s or its subsidiaries’ best interest, and (ii) failure of Golsen to perform his duties hereunder due to Disability shall not be considered willful gross misconduct or willful gross negligence of duties for any purpose.”

iii)	The Severance Agreement, as amended by this Section 3c(2)(d), shall remain in full force and effect.

(e)	The Board hereby agrees that Golsen may, at his option, purchase any life insurance policies in effect on his life for an amount equal to the net cash value of such insurance. The policy funding the benefit of 3c(2)(b) of this letter shall be excepted from this option.

d.	Expenses. The Company shall pay directly, or reimburse Golsen, for any reasonable and necessary expenses and costs incurred by Golsen in connection with or arising out of the performance of Golsen’s duties hereunder, provided that such expenses and costs shall be paid or reimbursed subject to such rules, regulations, and policies of the Company as established from time to time by the Company. In the event that Golsen incurs legal fees and expenses to enforce this Agreement, the Company shall reimburse Golsen such fees and expenses in full.

e.	Fringe Benefits. Golsen shall be entitled to all fringe benefits, including but not limited to vacation, in accordance with the most favorable plans, practices, programs and policies of the Company during the 12-month period immediately preceding the date of this Agreement, or, if more favorable to Golsen, as in effect at any time thereafter with respect to other key management employees of the Company.

f.	Effect of Increases. Any increase in Annual Base Salary, Bonus or any other benefit or perquisite described in this Agreement shall in no way diminish any obligation of the Company under this Agreement.

Jack E. Golsen

March 21, 1996

Nothing in this Agreement shall prevent or limit Golsen’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by LSB or any of its affiliated companies and for which Golsen may qualify, nor shall anything herein limit or otherwise affect such rights as Golsen may have under any stock option or other agreement with LSB or any of its affiliated companies.

4.	Termination. During the term of this Agreement, the Company may terminate Golsen’s employment only for one of the following reasons:

a.	the ultimate conviction (after all appeals have been decided) of Golsen of a felony involving moral turpitude by a federal or state court of competent jurisdiction; or

b.	if Golsen’s serious willful gross misconduct or willful gross neglect of duties has resulted in material damage to the Company and its subsidiaries taken as a whole; provided that (i) no action or failure to act by Golsen will constitute a reason for termination if Golsen believed in good faith that such action or failure to act was in the Company’s or its subsidiaries’ best interest and (ii) failure of Golsen to perform his duties hereunder due to a disability shall not be considered willful gross misconduct or willful gross neglect of duties for any purpose; or

c.	Golsen’s death.

Without in any way limiting any of Golsen’s other rights or remedies, at law or in equity, which rights and remedies shall be cumulative, and subject to Section 7 hereof, in the event that Golsen’s employment under this Agreement is terminated for any reason:

d.	the Company shall pay to Golsen:

(1)	in a lump sum cash payment on the date of Golsen’s termination of employment, to the extent not therefor paid, the balance of Golsen’s Annual Base Salary through the date of termination; and

(2)	in the event that Golsen’s employment is terminated for any reason, other than under subparagraphs a or b of paragraph 1 of this Section 4 or Disability under Section 5 hereof,

Jack E. Golsen

March 21, 1996

the Company shall provide, at the Company’s sole cost and expense, to Golsen and/or Golsen’s family or estate, in a lump sum cash payment on the date of Golsen’s termination of employment, a sum equal to the amount of the Annual Base Salary being paid to Golsen at the time of such termination and the amount of the Bonus paid to Golsen for the last fiscal year prior to such termination in which Golsen received a Bonus times (i) the number of years remaining in the Initial Three Year Term or the Second Three Year Term or the Third Three Year Term, whichever is applicable at the time of termination, or (ii) four (4) if the termination occurs during the last twelve (12) months of the Initial Three Year Term or the Second Three Year Term, whichever is applicable at the time of termination. For this purposes of this subparagraph (2), a partial year shall be considered a full year. In the event that Golsen becomes disabled, the Company agrees to pay him pursuant to Section 5 hereof.

e.	In the event that Golsen’s employment is terminated for any reason, other than under subparagraphs a or b of paragraph 1 of this Section 4 or Disability under Section 5, the Company shall provide at the Company’s sole cost and expense, to Golsen and/or Golsen’s family or estate all of the fringe benefits, benefits, and individual benefits described in Section 3 hereof as though Golsen’s employment had not been terminated, including, but not limited to, health, disability and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company during the remainder of the Initial Three Year Term or the Second Three Year Term or the Third Three Year Term, whichever is applicable at the time of such termination (unless such termination occurred during the last twelve (12) months of the Initial Three Year Term or the Second Three Year Term, whichever is applicable at the time of such termination, then for the remainder of the term in which such termination occurred and for the full extension period that follows such termination. In the event that Golsen becomes disabled, the Company agrees to pay him pursuant to Section 5 hereof.

f.	Golsen shall not be deemed to have been terminated by the Company pursuant to the terms of Section 4 hereof

Jack E. Golsen

March 21, 1996

unless and until there shall have been delivered to Golsen a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Golsen and an opportunity for Golsen, together with Golsen’s counsel, to be heard before the Board ), finding that in the good faith opinion of the Board, Golsen was guilty of conduct set forth in Section 4a or 4b above and specifying the particulars thereof in detail.

5.	Disability. If Golsen shall be mentally or physically disabled from properly performing his duties and responsibilities hereunder for a period of twelve consecutive months within any two-year period, all as determined by the Board in good faith and supported by medical evidence, the Company shall pay and provide Golsen any salary bonus or benefits remaining under the Initial Three Year Term of this Agreement or any extension thereof. In addition, in the event of disability, after such payments, the Company shall pay to Golsen annually 60% of his Present Base Salary until his death. This provision shall be deemed to survive the termination of this Agreement and the termination of Golsen’s employment under this Agreement.

6.	Successors. This Agreement shall inure to the benefit of Golsen and Golsen’s heirs and assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors (including any purchaser of the assets of the Company). In the event of a Change of Control (as defined in the Severance Agreement) of the Company, any parent company or successor shall, in the case of a successor, by an agreement in form and substance satisfactory to Golsen, expressly assume and agree to perform this Agreement in writing prior to such change in control and, in the case of a parent company, by an agreement in form and substance satisfactory to Golsen, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as the Company would be required to perform if no Change of Control had taken place.

7.

Coordination with other Agreements. In the event that the Severance Agreement and this Agreement are both in effect, the provisions of this Agreement shall apply and be controlling in all respects; except, in the event that there is a Change in Control (as defined in the Severance

Jack E. Golsen

March 21, 1996

Agreement) and if (i) within 24 months after the Control Date (as defined in the Severance Agreement), the Company shall terminate Golsen’s employment, other than for Cause (as defined in the Severance Agreement) or (ii) within 24 months after the Control Date (as defined in the Severance Agreement), Golsen shall terminate his employment with the Company for Good Reason (as defined in the Severance Agreement), then, in such event, the Severance Agreement shall apply and be controlling in all respects and this Agreement shall terminate. Notwithstanding the foregoing, the Disability provisions of this Agreement shall apply in all cases.

8.	Governing Law, Severability. This Agreement shall be governed by the laws of Oklahoma. It constitutes the entire agreement among the parties. Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein. All amendments hereto shall be in writing and be valid only if executed by both parties.

9.	Notice. Any and all notices to be required or permitted to be in writing and shall be delivered to the party to receive the same by U.S. certified mail, return receipt requested, addressed to the following:

Company:	LSB Industries, Inc. P.O. Box 754 Oklahoma City, OK 73101

Golsen:	Jack E. Golsen 1299 Glenbrook Terrace Oklahoma City, OK 73116

or to such other address as a party shall from time to time advise the other party. Any notice given under this Agreement shall be effective, if sent by mail, on the date of placing the same in the United States mail, the date of such delivery.

On behalf of LSB Industries, Inc., the Compensation Committee of the Board of Directors of the Company approved this Agreement on the 21st day of March, 1996, and the Board of Directors of the Company approved this Agreement and the execution, delivery and performance of this Agreement by the

Jack E. Golsen

March 21, 1996

Company on the 21st day of March, 1996. This Agreement is executed and effective on this 21st day of March, 1996.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Title:	Senior Vice President

I hereby agree to this Agreement effective this 25th day of March, 1996.

/s/ Jack E. Golsen
Jack E. Golsen

SEVERANCE AGREEMENT

AGREEMENT between LSB Industries, Inc., a Delaware corporation (the “Company”), and Jack E. Golsen (the “Executive”), dated this 17th day of January, 1989.

WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued employment in the event of an actual or threatened Change of Control (as defined in Section 2 of this Agreement) of the Company;

IT IS, THEREFORE, AGREED:

1.	Operation of Agreement.

1.1	The “Control Date” shall be the date during the “Change of Control Period” (as defined in Section 1.2) on which a Change of Control (as defined in Section 2) of the Company occurs.

1.2	The “Change of Control Period” is the period commencing on the date hereof and ending on the earlier to occur of (i) the third anniversary of such date, or (ii) the first day of the month coinciding with or next following the Executive’s normal retirement date (“Normal Retirement Date”) from the Company; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (the date one year after the date hereof and each annual anniversary of such date, is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) three years from such Renewal Date or (y) the first day of the month coinciding with or next following the Executive’s Normal Retirement Date from the Company, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended.

1.3	For the purposes of this Agreement, the terms:

1.3.1	“Person” shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity;

1.3.2	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean a change of control of the Company during the Change of Control Period of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if:

2.1	any Person or “group” (as such term “group” is used in Section 13(d)(3) of the Exchange Act, as in effect on the date of this Agreement), becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (the “Company’s Voting Stock”) other than acquisitions by

2.1.1	any Person or “group” (as such term “group” is used in Section 13(d)(3) of the Exchange Act, as in effect on the date of this Agreement), which as of the date hereof has such ownership; or

2.1.2	any of the Golsen Group (as defined below). For the purposes of this Agreement, the term “Golsen Group” shall mean:

(i) Jack E. Golsen;

(ii) the spouse of Jack E. Golsen;

(iii) Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen;

(iv) any spouse of any Person described in subparagraph (iii) of this Section 2.1.2;

(v) any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (i), (ii), (iii) or (iv) of this Section 2.1.2, so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(vi) any corporation (including, but not limited to, Golsen Petroleum Corporation, an Oklahoma corporation, and First Industries Capital Corporation, an Oklahoma corporation), trust (including any voting trust), general partnership, limited partnership, organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly, either (a) by one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 2.1.2 or (b) by any combination of one or more of the Persons described in subparagraphs (i), (ii), (iii), (iv) and (v) of this Section 2.1.2; and,

(vii) any other Person (a) who or which is or becomes an Affiliate or Associate of any Person described in subparagraph (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.1.2 or (b) of which any Person described in subparagraph (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.1.2 is or becomes an Affiliate or Associate; provided, however, in either case (a) or case (b) of this subparagraph (vii), such other Person is not the Beneficial Owner of 5% or more of the shares of Common Stock of the Company then outstanding (for the purposes of determining the number of shares of Common Stock of the Company of which such other Person is the Beneficial Owner under this subparagraph (vii), such other Person shall not be deemed to beneficially own shares of any Person described in subparagraph (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.1.2 solely by reason of an

Affiliate or Associate relationship of the kind described in (a) or (b) above in this subparagraph (vii)).

2.2	individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or

2.3	a sale by the Company of all or substantially all of its assets.

3.	Termination.

3.1	Death. This Agreement shall terminate automatically upon the Executive’s death.

3.2	Cause. The Company may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, termination of Executive’s employment by the Company for “Cause” shall mean termination for one of the following reasons:

3.2.1	if the Executive shall be mentally or physically disabled from properly and fully performing his duties and responsibilities hereunder for a period of one hundred twenty (120) consecutive days, or one hundred eighty (180) days, even though not consecutive, within any three hundred sixty (360) day period, all as determined by the Board in good faith and supported by medical evidence; or

3.2.2	the conviction of the Executive of a felony by a federal or state court of competent jurisdiction; or

3.2.3	an act or acts of embezzlement of the Company’s assets taken by the Executive that resulted in substantial personal enrichment of the Executive at the expense of the Company; or

3.2.4	the Executive’s willful failure during the period in which he is not mentally or physically disabled to follow a direct lawful written order from the Board that is within the reasonable scope of and consistent with the Executive’s duties that the Executive has performed during the sixty (60) day period immediately preceding the Control Date (or, if after the Control Date, the Executive and the Company have agreed in writing to a change in his duties, then such written order must be within the reasonable scope of and consistent with the new duties so agreed by the Executive), which failure is not cured by the Executive within thirty (30) days after receipt by the Executive of written notice from the Company to cure such failure.

3.3	Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

3.3.1

(A) the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that he has had during the sixty (60) day period immediately preceding the Control Date (or, if after the Control Date, the Executive and the Company have agreed in writing to a change in such position, authority, duties or responsibilities, then such assignment shall not be consistent with the Executive’s new position, authority, duties or responsibilities), or (B) any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

3.3.2	the Company’s requiring the Executive to be based at any office or location other than that at which the Executive is based at the Control Date, except for travel reasonably required in the performance of the Executive’s responsibilities; or

3.3.3	any purported termination by the Company of the Executive’s employment with the Company otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

3.3.4	any failure by the Company to comply with and satisfy Section 8.3 of this Agreement.

For purposes of this Section 3.3, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

3.4	Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which

3.4.1	indicates the specific termination provision in this Agreement relied upon,

3.4.2	sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

3.4.3	if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).

3.5	Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, (which date shall not be more than fifteen (15) days after the giving of such notice), as the case may be. If the Executive’s employment is terminated by the Company in breach of this Agreement, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.

4.	Obligations of the Company upon Termination.

4.1	Amount of Payment. If

4.1.1	within twenty-four (24) months after the Control Date, the Company shall terminate the Executive’s employment other than for Cause, or

4.1.2	within twenty-four (24) months after the Control Date, the employment of the Executive shall be terminated by the Executive for Good Reason,

the Company shall pay to the Executive in a lump sum in cash on the “Payment Date” (as defined below) an amount equal to 2.9 times the “Executive’s Base Amount” (as defined below). For the purpose of this Agreement, the “Executive’s Base Amount” shall mean the average annual gross compensation paid by the Company to the Executive and includible in the Executive’s gross income during the period consisting of the most recent five taxable years ending before the Control Date; provided, however, that if the Executive has been employed by the Company for less than such five year period immediately preceding the Control Date, then the “Executive’s Base Amount” shall be the average annual gross compensation paid by the Company to the Executive and includible in the Executive’s gross income during the most recent number of taxable years ending before the Control Date that the Executive was employed by the Company.

4.2	Payment Date. For purposes of Section 4.1 of this Agreement, the “Payment Date” is the Date of Termination.

5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to the prime commercial lending rate announced by the Liberty National Bank and Trust Company of Oklahoma City in effect from time to time during the period of such nonpayment.

7.	Confidential Information.

7.1

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7.2	The Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 7 will be inadequate, and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

8.	Successors.

8.1	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives.

8.2	This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

8.3	In the event of a Change of Control of the Company, any parent company or successor shall, in the case of a successor, by an agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement and, in the case of a parent company, by an agreement in form and substance satisfactory to the Executive, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as the Company would be required to perform if no Change of Control had taken place.

9.	Miscellaneous.

9.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.2	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jack E. Golsen

1299 Glenbrook Terrace

Oklahoma City, Oklahoma 73116

If to the Company:

LSB Industries, Inc.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

Attn: President

with a copy to:

LSB Industries, Inc.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

9.3	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

9.4	The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.5	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the executive hereof or in effect among the parties. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all the parties to this Agreement, or, in the case of a waiver, by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

9.6	Should any provision of this Agreement be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

9.7	This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

9.8	All headings in this Agreement are for convenience only and are not intended to affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“EXECUTIVE”

/s/ Jack E. Golsen
Jack E. Golsen

“COMPANY”

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Title:	Sr. V.P.

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

BETWEEN

JACK E. GOLSEN AND LSB INDUSTRIES, INC.

DATED MARCH 21, 1996

WHEREAS, there is an Employment Agreement between Jack E. Golsen and LSB Industries, Inc., dated March 21, 1996 (the “Agreement”); and

WHEREAS, such Agreement originally contained an expiration date of March 21, 2005; and

WHEREAS, on February 7, 2002, the Board of Directors of LSB Industries, Inc. determined and resolved that, upon expiration of the Agreement on March 21, 2005, there should be an extension of the Agreement for three additional three-year terms, pursuant to the terms and conditions set forth in the Agreement; and

WHEREAS, Jack E. Golsen and LSB Industries, Inc. have agreed to such extension of the Agreement.

NOW, THEREFORE, LSB Industries, Inc. and Jack E. Golsen hereby agree to amend the Agreement as follows:

1. Amendment to Section 1. Section 1 of the Agreement is hereby amended and restated in its interests to read as follows:

“1. Term. This Agreement shall commence immediately and shall continue for three years (the “Initial Three Year Term”). At the end of the Initial Three Year Term, this Agreement shall automatically extend for an additional three year period (the “Second Three Year Term”) unless terminated by either party by the giving of written notice at least one (1) year prior to the termination of the Initial Three Year Term. At the end of the Second Three Year Term, this Agreement shall automatically extend for an additional three year period unless terminated by either party by the giving of written notice at least one (1) year prior to the termination of the Second Three Year Term (the “Third Three Year Term”).

Upon the expiration of the term set forth above, this Agreement shall immediately renew and continue for three (3) additional three year terms. At the end of each such three year period, this Agreement shall automatically extend for an additional three year period, unless terminated by either party by giving written notice at least one year prior to the termination of such three year period. The Initial, Second and Third Three Year Terms and all extensions thereof shall collectively be referred to as the “Term”.”

2. Amendment to Section 4.d. Section 4.d. of the Agreement is hereby amended and restated in its interests to read as follows:

“d.	the Company shall pay to Golsen:

(1)	in a lump sum cash payment on the date of Golsen’s termination of employment, to the extent not therefore paid, the balance of Golsen’s Annual Base Salary through the date of termination; and

(2)	In the event that Golsen’s employment is terminated for any reason, other than under subparagraphs a or b of paragraph 1 of this Section 4 or Disability under Section 5 hereof, the Company shall provide, at the Company’s sole cost and expense, to Golsen and/or Golsen’s family or estate, in a lump sum cash payment on the date of Golsen’s termination of employment, a sum equal to the amount of the Annual Base Salary being paid to Golsen at the time of such termination and the amount of the Bonus paid to Golsen for the last fiscal year prior to such termination in which Golsen received a Bonus times the number of years remaining in the then current three-year term. For the purposes of this subparagraph (2), a partial year shall be considered a full year. In the event that Golsen becomes disabled, the Company agrees to pay him pursuant to Section 5 hereof.”

3. Full Force and Effect. Except to the extent amended by this First Amendment, the Agreement will all remain in full force and effect in all respects.

IN WITNESS WHEREOF, this Agreement is executed effective as of April 29 2003.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Name:	Tony M. Shelby
Title:	V.P.

/s/ Jack E. Golsen
JACK E. GOLSEN

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SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

BETWEEN

JACK E. GOLSEN AND LSB INDUSTRIES, INC.

DATED MARCH 21, 1996

WHEREAS, there is an Employment Agreement between Jack E. Golsen and LSB Industries, Inc., dated March 21, 1996 and amended effective April 29, 2003 (the “Agreement”); and

WHEREAS, on May 12, 2005, the Board of Directors of LSB Industries, Inc. approved a death benefit agreement with Jack E. Golsen, the purpose of which was to replace certain insurance policies including a split dollar life insurance policy in the amount of $3,000,000 and other life insurance in the amount of $2,000,000; and

WHEREAS, the Agreement makes specific reference to the split dollar policy and Golsen and the Company desire to amend the Agreement to reflect the changes to such policies;

NOW, THEREFORE, LSB Industries, Inc. and Jack E. Golsen hereby agree to amend the Agreement as follows:

2.	Section 3(c) 2(c) of the Agreement is hereby amended as follows:

The existing language of such Section which reads:

“split dollar life insurance in an amount approved by the Compensation Committee of the Board of Directors of LSB, but not less than $3,000,000”

is hereby deleted and replaced with the following language:

“A death benefit to be funded by life insurance in an amount no less than $2.5 million as such benefit is set forth in the Death Benefit Agreement dated May 12, 2005 between Golsen and the Company”.

2. Full Force and Effect. Except to the extent amended by this Second Amendment, the Agreement, and any amendments thereto, will all remain in full force and effect in all respects.

IN WITNESS WHEREOF, this Agreement is executed effective as of May 12, 2005.

LSB INDUSTRIES, INC.

By:	/s/ David R. Goss
Name:	David R. Goss
Title:	V.P.

/s/ Jack E. Golsen
Jack E. Golsen

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into this 17th day of December, 2008, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and JACK E. GOLSEN, an individual (“Golsen”), and amends that certain Employment Agreement, dated March 21, 1996, as amended by the First Amendment to Employment Agreement, dated April 29, 2003, and by the Second Amendment to Employment Agreement, dated May 12, 2005 (collectively, the “Agreement”).

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), and the regulations promulgated thereunder (collectively, “Section 409A”) require that payments of “nonqualified deferred compensation” to “specified employees” be delayed for six months from “separation from service” (as those terms are defined under Section 409A);

WHEREAS, Golsen is currently a “specified employee” as defined in Section 409A;

WHEREAS, the Agreement provides for the payment of certain severance benefits upon termination of service, which may be considered nonqualified deferred compensation subject to Section 409A; and

WHEREAS, the Company and Golsen desire to amend the terms of the Agreement to comply with Section 409A.

NOW, THEREFORE, the Company and Golsen hereby agree to amend the Agreement as follows:

1.	Amendments to Section 4. Section 4 of the Agreement is hereby amended as follows:

1.1.	4.d. Paragraph d of Section 4 of the Agreement is hereby amended by striking the paragraph immediately following paragraph c of Section 4 and inserting the following language in lieu thereof:

Without in any way limiting any of Golsen’s other rights or remedies, at law or in equity, which rights and remedies shall be cumulative, and subject to Section 7 hereof, in the event of Golsen’s separation from service with the Company for any reason:

1.2.	4.d(1) and (2). Paragraphs d(1) and d(2) of Section 4 are hereby amended by deleting each occurrence of the phrase “in a lump sum cash payment on the date of Golsen’s termination of employment” and inserting in lieu thereof the following:

in a single lump sum payment within thirty days after the date of Golsen’s separation from service

1.3.	4.e. Paragraph e of Section 4 is hereby deleted in its entirety and replaced with the following:

e.	Subject to Section 10.1 of this Agreement, in the event of Golsen’s separation from service with the Company for any reason, other than under paragraphs a or b this Section 4 or disability under Section 5, the Company shall provide, to Golsen and/or Golsen’s family or estate, as applicable, the following: (i) during the period commencing on the date of separation from service and ending on the expiration of 18 months, medical, dental and vision coverage at least substantially equal to the coverage that would have been provided to them in accordance with Section 3 hereof, provided that Golsen agrees to elect COBRA coverage to the extent, and for the period, available under the Company’s health insurance plans, and the Company shall reimburse the cost of any premiums for such coverage on an after-tax basis on the last business day of each month, (ii) upon the expiration of the COBRA period or such earlier time as COBRA coverage may not be available under the Company’s health insurance plans, until the expiration of the Term, with such medical, dental and vision coverage being substantially equal to the coverage that would have been provided to them in accordance with Section 3, and will reimburse Golsen and or Golsen’s family or estate, as applicable, the cost of any premiums for such coverage on an after tax basis on the last business day of each month, and (iii) the unrestricted use of a vehicle, a cell phone, and the other benefits listed on Schedule 1 to this Agreement, and on the last day of each month the Company will reimburse Golsen for all out of pocket expenses incurred by Golsen in connection with such benefits. The benefits to be provided pursuant to this paragraph e of Section 4 and subject to Section 10.1 of this Agreement, will be provided in accordance with the most favorable plans, practices, programs or policies of the Company, as may be adopted and amended from time to time. In the event that Golsen suffers a disability, the Company agrees to pay him pursuant to Section 5 hereof.

2. Amendments to Section 5. Section 5 is hereby deleted and a new Section 5 is inserted in lieu thereof:

5.

Disability. In the event of Golsen’s separation from service from the Company as a result of a disability, (i) the Company shall pay and provide Golsen all salary, bonus and benefits remaining during the Term of this Agreement or any extension thereof, and (ii) thereafter, the Company shall pay to Golsen annual payments equal to 60% of his Present Base Salary

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until his death. All amounts payable pursuant to this Section 5 will be paid by the Company in accordance with the Company’s regular payroll and bonus practices. For purposes of this Agreement, the term “disability” means Golsen being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3. New Section 10. The Agreement is hereby amended by inserting the following new Section 10 immediately following Section 9 of this Agreement:

10.	Section 409A.

10.1	6-Month Delay. If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Golsen incurs a “separation from service,” except payments of amounts due pursuant to Section 5 will not commence unless and until Golsen suffers a disability. Notwithstanding anything herein to the contrary, if Golsen is a “specified employee,” for purposes of Section 409A of the Code, on the date on which he incurs a separation from service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid prior to the first business day after the date that is six months following Golsen’s “separation from service;” provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of Golsen’s death prior to the end of the six-month period. Within 10 business days after the end of such six months, Golsen shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Golsen shall receive any remaining benefits as if there had not been an earlier delay.

10.2	Certain Definitions. For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. The term “specified employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

10.3

Reimbursements. Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Golsen pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be

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paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

10.4	Separate Payments. Each amount payable to Golsen pursuant to paragraph e of Section 4 and pursuant to Section 5 will constitute a separate payment for purposes of Section 409A of the Code.

10.5	Intent. The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause Golsen to recognize income under Section 409A of the Code, Golsen and the Company agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

IN WITNESS WHEREOF, this Agreement is executed effective as of the 17th day of December, 2008.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Name:	Tony M. Shelby
Title:	Vice President

/s/ Jack E. Golsen
JACK E. GOLSEN, an individual

4

AMENDMENT

TO

SEVERANCE AGREEMENT

This AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”) is entered into this 17th day of December, 2008, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and JACK E. GOLSEN, an individual (the “Executive”), and amends that certain Severance Agreement, dated January 17, 1989, as amended by the Amendment to Severance Agreement, dated March 21, 1996 (collectively, the “Agreement”).

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), and the regulations promulgated thereunder (collectively, “Section 409A”) require that payments of “nonqualified deferred compensation” to “specified employees” be delayed for six months from “separation from service” (as those terms are defined under Section 409A);

WHEREAS, the Executive is currently a “specified employee” as defined in Section 409A;

WHEREAS, the Agreement provides for the payment of certain benefits upon termination of service following certain changes in control of the Company, which may be considered nonqualified deferred compensation subject to Section 409A; and

WHEREAS, the Company and the Executive desire to amend the terms of the Agreement to comply with Section 409A.

NOW, THEREFORE, the Company and the Executive hereby agree to amend the Agreement as follows:

1. Amendment to Section 2. Section 2 of the Agreement is hereby amended and restated to read as follows:

2.	Change of Control. For purposes of this Agreement, a “Change of Control” means any of the following events occurring during the Change of Control Period, provided, however, that vesting and payment of the benefit described in Section 4 will only be made if the occurrence of such event also constitutes a “change in ownership” or “change of effective control” of the Company as those terms are defined in Treas. Regs. Section 1.409A-3:

(a)

individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Exchange Act) shall be deemed to be, for purposes of this Agreement, a member of the Incumbent Board; or

(b)	the date that any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(c)	the date any one person, or more than one person acting as a group (as defined in Treas. Regs. Section 1.409A-3), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, other than the acquisition by

(i)	any Person or group, which as of the date hereof has such ownership; or

(ii)	any of the Golsen Group (as defined below).

For the purposes of this Agreement, the term “Golsen Group” shall mean:

(A)	Jack E. Golsen;

(B)	the spouse of Jack E. Golsen;

(C)	Barry H. Golsen, Steven J. Golsen and Linda Golsen Rappaport, who are the children of Jack E. Golsen, or any spouse of such children;

(D)	any estate of, or the executor or administrator of any estate of, or any guardian or custodian for, any Person described in subparagraphs (A), (B), or (C), above, so long as such executor, administrator, guardian or custodian is acting only in his, her or its capacity as such;

(E)

any corporation, trust (including any voting trust), general partnership, limited partnership, limited liability company, organization or other entity (whether now existing or hereafter formed) of which at least 80% of the outstanding beneficial voting or equity interest are beneficially owned, directly or indirectly,

2

either (i) by one or more of the Persons described in subparagraphs (A), (B), (C), and (D), above, or (ii) by any combination of one or more of the Persons described in subparagraphs (A), (B), (C), and (D), above; and,

(F)	any other Person (i) who or which is or becomes an Affiliate or Associate of any Person described in subparagraph (A), (B), (C), (D), or (E), above, or (ii) of which any Person described in subparagraph (A), (B), (C), (D), or (E), above, is or becomes an Affiliate or Associate; provided, however, in either case (i) or case (ii) of this subparagraph (F), such other Person is not the Beneficial Owner of 5% or more of the shares of Common Stock of the Company then outstanding (for purposes of determining the number of shares of Common Stock of the Company of which such other Person is the Beneficial Owner under this subparagraph (vii), such other Person shall not be deemed to beneficially own shares of any Person described in subparagraphs (A), (B), (C), (D), or (E), above, solely by reason of an Affiliate or Associate relationship of the kind described in (i) or (ii) above in this subparagraph (F)).

2.	Amendments to Section 3.

2.1	3.5. Section 3.5 is deleted in its entirety and replaced with the following:

“3.5 Date of Termination. “Date of Termination” means, (a) if the termination is for Cause, the date of receipt of the Notice of Termination or any later date specified therein, (which date shall not be more than fifteen (15) days after the giving of such notice), as the case may be, and (b) if the termination is for Good Reason and the Company has not cured the default prior to the expiration of the Cure Period, the day immediately following the expiration date of the Cure Period. If the Executive’s employment is terminated by the Company in breach of this Agreement, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.”

2.2	New 3.6. The following new Section 3.6 is inserted immediately following Section 3.5:

“3.5 Notice Upon Termination for Good Reason. Notwithstanding any other provision of this Agreement, if the Executive intends to terminate the Executive’s employment with the Company for Good Reason, the Executive must provide a Notice of Termination within ninety (90) days after the initial existence of the event that constitutes Good Reason. The Company will have thirty-five (35) days after receipt of such written notice to cure the default that constitutes Good Reason (the “Cure Period”).”

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3. New Section 10. The Agreement is hereby amended by inserting the following new Section 10 immediately following Section 9 of this Agreement:

“10.	Section 409A.

10.1	6-Month Delay. If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”), payment of such amounts shall not commence until the Executive incurs a “separation from service.” Notwithstanding anything herein to the contrary, if the Executive is a “specified employee,” for purposes of Section 409A of the Code, on the date on which he incurs a separation from service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid prior to the first business day after the date that is six months following the Executive’s “separation from service;” provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of the Executive’s death prior to the end of the six-month period. Within 10 business days after the end of such six months, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

10.2	Certain Definitions. For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A. The term “specified employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

10.3

Intent. The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause the Executive to recognize income under Section 409A of the Code, the Executive and the Company agree

4

to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.”

IN WITNESS WHEREOF, this Agreement is executed effective as of the 17th day of December, 2008.

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Name:	Tony M. Shelby
Title:	V.P.

(the “Company”)

/s/ Jack E. Golsen
JACK E. GOLSEN, an individual

(the “Executive”)

5

FOURTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into effective January 1, 2015, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and JACK E. GOLSEN, an individual (“Golsen”), and amends that certain Employment Agreement, dated March 21, 1996, as amended by the First Amendment to Employment Agreement, dated April 29, 2003, and by the Second Amendment to Employment Agreement, dated May 12, 2005 and the Third Amendment to the Employment Agreement dated December 17, 2008 (collectively, the “Agreement”).

WHEREAS, effective January 1, 2015, the Board of Directors of the Company has determined that Golsen is appointed to the positions of Executive Chairman of the Board and Chairman of the Executive Committee (collectively referred to as the “Executive Chairman”) and shall have the duties and responsibilities consistent with such positions; and

WHEREAS, Golsen is in agreement with and desirous of assuming the role of Executive Chairman effective January 1, 2015; and

WHEREAS, Sections 1 and 2 of the Agreement provide for a certain term of agreement and certain position and duties for Golsen; and

WHEREAS, the Company and Golsen desire to amend the terms of the Agreement to reflect the appointment of Golsen as Executive Chairman effective January 1, 2015.

NOW, THEREFORE, the Company and Golsen agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (as such was amended by the First Amendment to Employment Agreement Dated March 21, 1996). Section 1 of the Agreement is hereby amended by deleting the existing language of Section 1 and inserting the following language in lieu thereof:

1.	Term. This Agreement, as amended, shall continue for an additional three years from the effective date of this Fourth Amendment (the “Initial Term”), except as extended pursuant to the below paragraph or sooner terminated pursuant to the terms of this Agreement.

Upon the expiration of the Initial Term, this Agreement shall automatically extend, renew and continue for an additional one (1) year term unless terminated by either party by giving written notice to the other party at least six (6) months prior to the termination of the Initial Term (“First Extended Term”). At the end of the First Extended Term, this Agreement shall automatically extend for an additional one (1) year period, unless terminated by either party by giving written notice at least six (6) months prior to the termination of such First Extended Term (“Second Extended Term”). The Initial Term, First Extended Term, and Second Extended Term shall collectively be referred to as the “Term.”

The Agreement is further amended to provided that any provisions in the Agreement applying or referring to the “Initial Three Year Term”, the “Second Three Year Term”, or the “Third Three Year Term” shall also apply or refer to the “Initial Term”, “First Extended Term” and “Second Extended Term”.

2.	Amendment to Section 2 of the Agreement. Subsections 2.a. and 2.b. of Section 2 of the Agreement are hereby amended by deleting the existing language of each such subsection in its entirety and inserting the following language in lieu thereof, together with new subsection 2.c.:

2.	Position and Duties.

a.	The Company agrees to employ Golsen, and Golsen agrees to such employment, as an Executive Chairman of the Board and Chairman of the Executive Committee of the Company or such other position as is mutually acceptable to Golsen and the Company in writing. For all purposes, “Executive Chairman of the Board”, “Board Chairman” or “Chairman of the Executive Committee” shall be considered an Executive Officer of the Company. Golsen’s authority and duties shall be as set forth in 2.c. below. Golsen’s duties and services shall be performed at the location where he was employed by the Company immediately preceding the date of this Agreement or any other office or location satisfactory to Golsen.

b.	Excluding any periods of vacation and sick leave to which Golsen is entitled, Golsen agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary and consistent with Section 2.a. above, to discharge the responsibilities assigned to him pursuant to this Agreement, to use reasonable efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for Golsen to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutes, and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Golsen’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by Golsen prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement shall not thereafter be deemed to interfere with the performance of Golsen’s responsibilities to the Company.

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c.	Duties of Golsen shall consist of the following:

(1)	Managing the Board

(a)	Chair all Board meetings and maintain an open and candid dialogue with all Board members to build consensus and develop teamwork at the Board level.

(b)	Act as Board spokesperson and, when he believes necessary, communicate to the CEO concerns expressed by the Board, shareholders, other stakeholders and the public.

(c)	Provide leadership of the Board and arrange for it to review and monitor the aims, strategy and direction of the Corporation and the achievement of its objectives, including meeting governance and legal responsibilities.

(d)	Keep the Board informed on major developments (and potential major developments), to enable the Board to make major decisions in a timely and well-informed manner.

(e)	Set the frequency of the Board meetings and adjusts this frequency as required.

(f)	Co-ordinate the agenda, information packages and related events for Board meetings with the CEO and the Corporate Secretary.

(g)	Attend meetings of the various committees of the Board, as appropriate.

(h)	Review the committee mandates to determine that they accurately reflect the responsibilities of each committee and that the composition of these committees is satisfactory.

(i)	In conjunction with the Nominating and Corporate Governance Committee, review and assess annually the size and composition of the Board, monitors Board attendance and the performance of each of its members. Be satisfied that Board compensation is adequate and sufficient to attract and retain high caliber individuals.

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(2)	Working with Management

(a)	The Executive Chairman of the Board and Chairman of the Executive Committee is to assist the Chief Executive Officer (“CEO”) and/or the President of the Company, or both, in developing the overall corporate strategy and providing leadership, and building consensus, in conjunction with the CEO and/or President, in the development of the Corporation’s overall strategic plan, capital markets activities and corporate development initiatives within the context of the corporate strategy.

(b)	Support the CEO in building a strong senior management group so that the objectives, policies and procedures of the Corporation, as agreed by the Board, are fully, promptly and properly carried out.

(c)	Coordinate with the CEO so that the Board is kept aware of management’s strategy and plans for the Corporation and be sure that, where appropriate, these issues are fully discussed and approved by the Board.

(d)	Work with the Board to monitor and evaluate the performance of the CEO and senior executives and address management performance, remuneration and succession issues on an ongoing basis.

(3)	Relations with Shareholders, other Stakeholders and the Public

(a)	Assist the CEO and other senior management, if requested by the CEO or the Board, in representing the Corporation in its dealings with all other interested parties, including, but not limited to, employees, major customers, financial institutions, governments, regulators, local communities and the press.

(b)	Make certain that management develops an active and open dialogue with shareholders and other interested parties on the current status of the Corporation, its operations and its future plans.

(4)	Executive Officer Management Authority

(a)	Chair meetings of the Executive Committee of the Company.

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(b)	Other powers and duties consistent with the position of Executive Chairman of the Board or Chairman of the Executive Committee, as designated by the Bylaws of the Corporation or assigned by the Board of Directors.

(c)	The Executive Chairman shall have authority to bind the Corporation consistent with the authority of other senior executive officers of the Corporation.

3.	Full Force and Effect. This Amendment amends and modifies the Agreement only to the extent specifically amended or modified herein. Except to the extent amended by this Amendment, the Agreement shall remain in full force and effect in all respects. The Agreement, as specifically amended and modified by this Amendment, sets forth the entire understanding and agreement of the parties hereto as to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement is executed effective as of the 1st day of January, 2015.

LSB INDUSTRIES, INC.

By:	/s/ David R. Goss
Name:	David R. Goss
Title:	Executive Vice President
Date:	1/15/15

/s/ Jack E. Golsen
JACK E. GOLSEN, an individual
Date: 1/15/15

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